                                                                     EXHIBIT 5.1

                                                                                            Direct: (650) 849-4816
April 29, 1999                                                                                     akalin@mdbe.com

NetObjects, Inc.
301 Galveston Drive
Redwood City, CA 94063

               REGISTRATION ON FORM S-1 -- SEC FILE NO. 333-71893

Dear Ladies and Gentlemen:

    We have acted as counsel to NetObjects, Inc., a Delaware corporation (the "Company"), in connection with its initial public offering of 6,000,000 shares of common stock, par value $.01 (the "Common Stock").

    In this regard, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and records of meetings of the stockholders and the directors of the Company. In addition, we have made such examinations of matters of law as we deemed appropriate for purposes of this opinion. As to certain factual matters we deem relevant to this opinion, we have relied upon a certificate of officers of the Company and have not sought to independently verify the matters stated therein.

    Based upon the foregoing, it is our opinion that the 6,000,000 shares of Common Stock, as well as any additional shares issued upon exercise by the underwriters of their option to purchase shares to cover over-allotments, are duly authorized and, when issued to the underwriters for the consideration set forth in the registration statement, will be validly issued, fully paid and non-assessable, and no personal liability will attach to the holders of such shares by reason of the ownership thereof.

    This opinion is rendered solely to you in connection with the registration of the shares of Common Stock in your initial public offering.

    We consent to being named as counsel to the Company in the registration statement and to the inclusion of a copy of this opinion letter as an exhibit to the registration statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP

                                          By: /s/ ALAN B. KALIN

                                              Alan B. Kalin
                                             A Member of the Firm